Exhibit 99.6

Avocent Corporation Reports First Quarter 2009 Results

HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 23, 2009--Avocent Corporation (NASDAQ: AVCT) today reported results for the first quarter ended March 31, 2009. Net sales declined 11% to $126.1 million in the first quarter of 2009 compared with $141.4 million for the first quarter of 2008.

“As we previously announced, Avocent’s first quarter sales were down due to lower sales of Management Systems products. This decline was partially offset by continued sales growth for LANDesk products,” stated Mike Borman, CEO of Avocent Corporation. “LANDesk sales rose 18% to $34.5 million compared with the first quarter of last year and benefited from contributions from our Touchpaper acquisition. This resulted in a record first quarter for both net sales and operating profit for LANDesk. Management Systems product sales were down 18% to $89.4 million due to decreased data center purchasing activity as customers responded to the changes in the global economy, which also drove lower server sales across our markets.”

First quarter 2009 operational net income was $11.2 million, or $0.25 per diluted share, compared with $14.5 million, or $0.31 per diluted share, in the first quarter of 2008. (See “Use of Non-GAAP Financial Measures” discussion below.) “Avocent continued to report solid operating income from both Management Systems and LANDesk product lines during the first quarter,” continued Mr. Borman.

Avocent reported a GAAP net loss for the first quarter of 2009 of $42.6 million, or $0.95 per diluted share. The 2009 results included an estimated non-cash write down of goodwill totaling $55.0 million. This compares with GAAP net income of $731,000, or $0.02 per diluted share, in the first quarter of 2008. There was no comparable goodwill charge in the first quarter of 2008. Net adjustments to reconcile operational net income to GAAP net income were $53.8 million in the first quarter of 2009, including pre-tax expenses of $14.7 million in intangible amortization, $55.0 million for estimated goodwill impairment, $5.2 million in restructuring and integration expenses, $3.3 million in stock compensation and $24.4 million in offsetting tax benefits. Net adjustments to reconcile to GAAP net income were $13.7 million in the first quarter of 2008, including pre-tax expenses of $10.3 million in intangible amortization, $3.0 million in restructuring, retirement and integration expenses, $4.6 million in stock compensation and $3.5 million in offsetting tax benefits.

“The goodwill write down was related to the LANDesk business unit and was triggered by the continued decline in our stock price and those of comparable companies as prescribed under the accounting requirements,” stated Mr. Borman. “The goodwill write down was required even though we expect these declines to be temporary. LANDesk continues to show revenue and profitability growth, which we believe will strengthen even more as economic conditions improve. Overall, we are pleased with LANDesk’s performance in the first quarter in light of the worldwide decline in IT spending. We believe that LANDesk’s compelling value proposition and fast ROI are major factors contributing to its continued growth.”

Avocent’s branded sales were $84.1 million in the first quarter of 2009 and accounted for 67% of total first quarter 2009 sales, compared with $93.7 million in the first quarter of 2008. Branded sales were down approximately 12% in the U.S. and down about 8% in Europe and Asia compared with the first quarter of 2008. OEM sales totaled $42.0 million and accounted for 33% of total first quarter 2009 sales, compared with $47.7 million in the first quarter of 2008. OEM sales were down 27% in the U.S. and 5% in Europe, and were partially offset by a 10% increase in Asia. Avocent’s total U.S. sales were down 19%, to $59.6 million, and international sales declined 1%, to $66.5 million, compared with the first quarter of 2008.

Operational gross profit for the first quarter of 2009 was $82.0 million ($77.3 on a GAAP basis, which includes intangible amortization of $4.5 million and stock-based compensation of $223,000) with a gross margin of 65.1%. This compares with gross profit of $94.1 million and a gross margin of 66.6% in the first quarter of 2008. The decrease in gross margin was due primarily to lower revenue from our data center hardware products, which typically have higher gross margin than our other hardware products.

Research and development expenses were down 11%, to $19.9 million ($20.5 million on a GAAP basis, which includes stock-based compensation of $577,000), or 15.8% of sales, compared with $22.4 million, or 15.8% of sales, in the first quarter of 2008.

“We’ve reduced R&D costs since last year as part of our program to consolidate locations and streamline our business,” continued Mr. Borman. “We continue to invest in key areas, especially software. We have developed our Avocent Management Platform (AMP) as the cornerstone for new software and hardware products. During the second quarter, we will formally launch our MergePoint Infrastructure Explorer, which is based on AMP and will expand our data center software product offerings.”

Selling, general and administrative expenses declined 15%, to $44.7 million ($47.2 million on a GAAP basis, which includes stock-based compensation of $2.4 million), compared with $52.5 million in the first quarter of 2008. The decline in SG&A expenses was due primarily to our restructuring efforts to reduce costs as well as lower sales commissions from the lower sales volume.

“Our restructuring programs over the past few quarters have been successful in lowering our costs,” continued Mr. Borman. “Additional changes implemented during the first quarter are expected to further reduce our cost structure going forward. We remain committed to realigning our resources to improve our profitability.”

Avocent’s cash flow from operations was approximately $2.9 million for the first quarter of 2009. At the end of the first quarter, Avocent’s cash, cash equivalents, and investments totaled approximately $108.9 million.

Weighted average shares outstanding were 44.8 million for the first quarter of 2009, down 3.8% compared with 46.6 million in the first quarter of 2008. Avocent repurchased approximately 1 million shares during the first quarter of 2009, valued at approximately $12.3 million.

First Quarter Business Unit Results

Revenues from Management Systems totaled $89.4 million in the first quarter of 2009, compared with $108.8 million in the first quarter of 2008, while operating income from this business unit totaled $16.0 million in the first quarter of 2009, compared with $26.9 million in the first quarter of 2008.

Revenues from LANDesk increased 18% to $34.5 million in the first quarter of 2009 and contributed $5.6 million, or 16% of net sales, in operating profit for the quarter. LANDesk had revenues of $29.2 million in the first quarter of 2008 and operating profit of $610,000. The growth in LANDesk’s operating profit benefited from the increase in sales and lower operating costs from sales efficiency initiatives launched in 2008 and lower administrative expenses.

Second Quarter 2009 Outlook

“We continue to operate in a tough environment. While the economic forecasts for the second half of 2009 are showing some signs of slight strengthening, our outlook for the balance of the year remains guarded,” stated Avocent’s Chief Financial Officer Edward Blankenship. “In line with industry-wide reduced forecasts for technology spending and server shipments, we anticipate second quarter 2009 revenues will be in the range of $126 million to $134 million. We anticipate gross margins to be approximately 65% during the second quarter. We expect operating expenses to be within a range of $64 million to $66 million, excluding anticipated stock compensation, restructuring costs and integration costs. We expect our diluted weighted average shares to be approximately 44.5 million to 45 million in the second quarter, with resulting operational EPS of between $0.26 and $0.36. On a GAAP pre-tax basis, we anticipate approximately $2.0 million in restructuring costs, $15.0 million in amortization of intangibles from acquisitions and $4.0 million to $5.0 million in stock compensation expense for the second quarter 2009.

Conference Call

Avocent will provide an on-line, real-time webcast and rebroadcast of its fourth quarter results conference call to be held April 23, 2009. The live broadcast will be available on-line at www.avocent.com, as well as http://ir.avocent.com/ beginning at 4:00 p.m. Central time. The on-line replay will follow immediately and continue for 30 days.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of restructuring, CEO retirement and integration costs, amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of restructuring and integration costs, stock-based compensation, estimated goodwill impairment expense and amortization of intangible assets arising from purchase accounting.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments and the estimated goodwill impairment, as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

We believe that excluding restructuring, CEO retirement and integration costs (which consist primarily of one time severance compensation and related employee benefits) provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods as these costs are not part of our ongoing operating expenses.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding restructuring, CEO retirement and integration costs, stock-based compensation expense, estimated goodwill impairment expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets and key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenue associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expectations regarding the temporary nature of the decline in our stock price, our belief that revenue growth and profitability will strengthen as economic conditions improve, the launch date of our MergePoint Infrastructure Explorer and the expansion of our data center software product offerings, reduced costs as a result of our restructuring programs, improved profitability as a result of the realignment of our resources, and our expected range of revenue, gross margins, operating expenses, diluted weighted average shares, operational EPS, and GAAP restructuring costs, amortization, and stock compensation expense for the second quarter of 2009. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Operations (Unaudited, in thousands, except per share data)
	For the Three Months Ended
	March 31, 2009	March 28, 2008

Net sales	$126,062	$141,399
Cost of sales (1) (2)	48,812	50,265
Gross profit	77,250	91,134

Research and development expenses (1)	20,491	23,367
Selling, general and administrative expenses (1)	47,167	55,119
Restructuring, integration and retirement expenses (1)	5,295	2,971
Amortization of intangible assets (2)	10,113	7,535
Estimated impairment write-down of intangible assets	55,000	-
Operating income (loss)	(60,816)	2,142

Other (expense), net	(3,287)	(486)
Income (loss) before income taxes	(64,103)	1,656

Provision (benefit) for income taxes	(21,540)	925
Net income (loss)	$(42,563)	$731

Earnings (loss) per share:
Basic	$(0.95)	$0.02
Diluted	$(0.95)	$0.02

Weighted average shares and common equivalents outstanding:
Basic	44,794	46,233
Diluted	44,794	46,618

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R:

	For the Three Months Ended
	March 31, 2009	March 28, 2008

Cost of sales	$223	$244
Research and development expenses	577	1,015
Selling, general and administrative expenses	2,445	2,679
Restructuring and retirement expenses	49	615
Total stock-based compensation	$3,294	$4,553

(2) Includes amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included elsewhere in this release.

	For the Three Months Ended
	March 31, 2009	March 28, 2008

Cost of sales	$4,558	$2,767
Amortization of intangible assets	10,113	7,535
Total amortization of intangible assets	$14,671	$10,302

Non-GAAP Operational Measures (3)

	For the Three Months Ended
	March 31, 2009	March 28, 2008

Operational gross profit	$82,031	$94,145
Operational operating income	$17,395	$19,355
Operational net income	$11,217	$14,468
Operational diluted earnings per share	$0.25	$0.31

(3) See reconciliation of GAAP to Non-GAAP operational measures included elsewhere in this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

			Impairment &	Restructuring,
	GAAP		Purchase	Retirement	Non-GAAP
	Financial	Stock-based	Accounting	& Integration	Operational
	Measures	Compensation (1)	Adjustments (2)	Expenses	Measures
For the Three Months Ended March 31, 2009

Operational gross profit	$77,250	223	4,558	-	$82,031
Operational operating income (loss)	$(60,816)	3,294	69,671	5,246	$17,395
Operational net income (loss) (3)	$(42,563)	2,619	46,990	4,171	$11,217
Operational diluted earnings (loss) per share (3)	$(0.95)	0.06	1.05	0.09	$0.25

For the Three Months Ended March 28, 2008

Operational gross profit	$91,134	244	2,767	-	$94,145
Operational operating income	$2,142	4,553	10,304	2,356	$19,355
Operational net income	$731	3,491	8,440	1,806	$14,468
Operational diluted earnings per share	$0.02	0.07	0.18	0.04	$0.31

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R.

(2) Includes impairment write-off of goodwill and purchase accounting adjustments related to amortization of intangibles, depreciation of the step-up in bases of fixed assets and the tax affects of these adjustments.

(3) Operational income tax expense includes benefit of $1,430 and $1,445 for the three months ended March 31, 2009 and March 28, 2008 related to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized under GAAP.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	March 31,	December 31,
	2009	2008

Cash, cash equivalents and short-term investments	$108,931	$126,858
Accounts receivable, net	101,006	122,133
Inventories, net	38,019	31,516
Other current assets	17,512	17,490
Deferred income tax	3,991	6,885
Total current assets	269,459	304,882

Property and equipment, net	36,683	38,197
Goodwill	561,315	616,326
Intangible assets, net	165,748	180,276
Deferred tax asset	32,900	10,873
Other assets	3,453	3,616
Total assets	$1,069,558	$1,154,170

Accounts payable and other accrued expenses	$31,261	$48,460
Income tax payable	11,595	11,678
Deferred revenue	66,228	66,248
Other current liabilities	35,769	42,027
Total current liabilities	144,853	168,413

Line of credit obligation	170,000	170,000
Deferred revenue, net of current portion	7,418	9,572
Other non-current liabilities	3,761	4,028
Total liabilities	326,032	352,013

Total stockholders' equity	743,526	802,157

Total liabilities and stockholders' equity	$1,069,558	$1,154,170

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended
	Mar. 31, 2009	Mar. 28, 2008

Revenue by Distribution Channel
Branded	$84,088	$93,663
OEM	41,974	47,736
Total	$126,062	$141,399

Revenue by Business Unit
Management Systems	$89,402	$108,755
LANDesk	34,450	29,193
Other business units	628	2,675
Corporate and unallocated	1,582	776
Total	$126,062	$141,399

Management Systems Revenue by Product Line
KVM	$62,201	$79,950
Serial Management	7,198	12,719
Embedded Software and Solutions	5,977	8,347
Other	14,026	7,739
Total	$89,402	$108,755

LANDesk Revenues by Type
Licenses and royalties	$17,191	$17,042
Maintenance and services	17,259	12,151
Total	$34,450	$29,193

Operating Profit (Loss) by Business Unit
Management Systems	$16,028	$26,915
LANDesk	5,629	610
Other business units	(1,300)	(1,555)
Corporate and unallocated	(2,962)	(6,615)
Total	$17,395	$19,355

Cash Flow Highlights
Cash provided by operations	$2,906	$4,701
Depreciation expense	2,228	2,592
Capital expenditures	1,234	2,123
Purchase of treasury shares	12,271	62,956

CONTACT:
Avocent Corporation
Edward H. Blankenship, 256-217-1301
Senior Vice President of Finance and Chief Financial Officer
or
Robert Jackson, 256-261-6482
Director of Investor Relations